Contact:  Deb Wiethop  (314) 923-4767
          Mary Barber  (314) 290-2013

      Blue Cross Blue Shield of Missouri Provides Update on
                      Settlement Agreement

ST. LOUIS, October 28, 1999-Blue Cross and Blue Shield of Missouri, the Missouri Department of Insurance and the Missouri Attorney General, representing the state as well as the interests of over 90 consumer groups, presented their support today of the proposed settlement agreement at a public hearing before Cole County Circuit Judge Thomas Brown. Blue Cross and Blue Shield of Missouri is parent company of RightCHOICE Managed Care, Inc. (NYSE:RIT).
     The settlement agreement is intended to resolve outstanding litigation on regulatory issues and would create Missouri's largest health care foundation, the Missouri Foundation for Health, and result in RightCHOICE's reorganization as a fully for-profit Blue Cross and Blue Shield licensee.
     At today's proceedings, Judge Brown suggested that the settlement agreement does not produce full value for the public. The judge also indicated that the Special Master has not had adequate time to review all alternatives to the settlement agreement and indicated that the Special Master should continue to do so on an expedited basis.
     On November 4, 1998, Judge Brown appointed Robert Russell, a Sedalia, Missouri, trial attorney, to act as a Special Master and review the settlement agreement. The Special Master issued two reports, the second dated October 8, 1999, which recommended disapproval of the settlement agreement because it did not give the foundation the right to force the sale of RightCHOICE.
     "The independence of the Missouri Foundation for Health and RightCHOICE is fundamental to delivering value through this settlement, because it protects the Blue Cross and Blue Shield trademarks and provides the foundation with the opportunity to achieve up to
$70 million in savings through a tax-free transaction," stated John O'Rourke, President and
Chief Executive Officer of Blue Cross and Blue Shield of
Missouri. "Forcing the sale of RightCHOICE would not offer the best opportunity to maximize value and is not in the best interest of our members, our shareholders or the community."
     Although the judge refused to allow testimony at the hearing, the parties did briefly state their support. Among the points presented by the proponents of the settlement during today's hearing were:

* The terms of this agreement are fair, reasonable and in the public interest of all Missourians. The settlement reflects a broad consensus of Blue Cross and Blue Shield of Missouri, the Attorney General, the Department of Insurance and over 90 organizations representing more than 1 million Missourians who agree that it offers full value to the public for the assets now held by Blue Cross and Blue Shield Missouri.

* The means for the foundation to sell its RightCHOICE stock as established within the settlement agreement will afford the best opportunity to realize full value for the Missouri
  Foundation for Health.

* The settlement agreement provides the means to maximize value of the RightCHOICE stock once the settlement is consummated, through the orderly divestiture of RightCHOICE stock by the Missouri Foundation for Health over time or through the sale of all of the stock in a single transaction by the action of the Board of Directors of RightCHOICE with the counsel and approval of the foundation. The contrary position expressed by the Special Master in his second report is not supported by the evidence.

* The proposed settlement agreement provides for the independence of the Missouri Foundation for Health from the RightCHOICE entity, which will be a fully for-profit Blue Cross and Blue Shield licensee. The Missouri Foundation for Health would be a not-for-profit entity that would serve the health care needs of the underserved and uninsured in Missouri.

* This settlement agreement should be judged on its merits and approved.

           The case underlying the settlement continues on appeal in the Missouri Supreme Court, which has ordered Judge Brown to finally dispose of the settlement agreement, either by approving it or disapproving it, by Nov. 9, 1999.

Safe Harbor Statement
     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: an adverse ruling on the litigation including the possibility that court approval of the settlement agreement, referenced above, would not be obtained, or if obtained, could include terms or conditions that are not acceptable to the parties; the possibility that all remaining contingencies and conditions to the parties' obligations to effect the proposed settlement transaction would not be met or otherwise satisfied; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; and other risks detailed in the company's Securities and Exchange Commission filings.

Blue Cross and Blue Shield of Missouri and its for-profit subsidiary, RightCHOICE Managed Care, Inc., are the largest providers of health care benefits in Missouri. The company's web site addresses are www.ritusa.com and www.abcbs.com.

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